Exhibit 99.1

FOR IMMEDIATE RELEASE

Cox Radio, Inc. Recommends the Tender Offer by Cox Media Group, Inc.

at the Increased Tender Offer Price of $4.80 Per Share

ATLANTA, April 30, 2009—Cox Radio, Inc. (NYSE: CXR) today announced that as a result of Cox Enterprises, Inc., through its wholly owned subsidiary Cox Media Group, Inc., raising the offer price to $4.80 per share, the Special Committee has unanimously recommended, on behalf of Cox Radio, that the stockholders of Cox Radio accept the tender offer and tender their shares of Class A common stock pursuant to the tender offer prior to the expiration of the tender offer at 12:00 midnight, New York City time, on Wednesday, May 13, 2009. Cox Radio also today filed a revised Solicitation/Recommendation Statement in an amendment to Schedule 14D-9 announcing that the Special Committee of the Board of Directors of Cox Radio has changed its previous position that it could not express an opinion with respect to the tender offer.

Stockholders of Cox Radio are encouraged to review the revised Solicitation/Recommendation Statement in the amendment to its Schedule 14D-9 in its entirety, which Cox Radio has filed with the Securities and Exchange Commission as the revised Solicitation/Recommendation Statement contains important information. Stockholders can obtain a free copy of the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9, and any amendment thereto or other documents filed by Cox Radio with respect to the tender offer, at www.sec.gov.

About Cox Radio

Cox Radio is one of the largest radio companies in the United States based on revenues. Cox Radio owns, operates or provides sales or marketing services for 86 stations (71 FM and 15 AM) clustered in 19 markets, including major markets such as Atlanta, Houston, Miami, Orlando, San Antonio and Tampa. Cox Radio shares are traded on the New York Stock Exchange under the symbol: CXR.

* * * * *

This press release is neither an offer to purchase nor the solicitation of an offer to sell any securities. In response to the tender offer proposed by Cox Media Group referred to in this press release, Cox Radio has filed a revised Solicitation/Recommendation Statement in an amendment to its Schedule 14D-9 with the Securities and Exchange Commission. Investors and security holders are urged to read the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 because it contains important information. Investors and security holders may obtain a free copy of the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 and other documents that Cox Radio filed with the SEC in connection with the tender offer, at www.sec.gov. In addition, the revised Solicitation/Recommendation Statement in the amendment to the Schedule 14D-9 and other documents filed by Cox Radio with the SEC in connection with the tender offer may be obtained from Cox Radio free of charge by directing a request to the individuals listed below.

Contact:
Analysts and Investors	Analysts, Investors, Press or Media
Charles Odom	Chris Plunkett
Chief Financial Officer	Brainerd Communicators, Inc.
Cox Radio, Inc.	212-986-6667
678-645-4315	plunkett@braincomm.com